MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 Amendment No. 4 of America's Driving Ranges, Inc. (A Development Stage Company), of our report dated March 2, 2009 on our audit of the financial statements of America’s Driving Ranges, Inc. (A Development Stage Company) as of December 31, 2008, and the related statement of operations, stockholders’ equity and cash flows from inception on June 9, 2008 through December 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

March 19, 2009

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501